Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report of Rezolve AI Limited on Form 20-F of our report dated December 4, 2023, which includes an explanatory paragraph as to Armada Acquisition Corp. I’s ability to continue as a going concern, with respect to our audits of the financial statements of Armada Acquisition Corp. I as of September 30, 2023 and 2022 and for the years ended September 30, 2023 and 2022 appearing in the Annual Report on Form 10-K of Armada Acquisition Corp. I for the year ended September 30, 2023. We were dismissed as auditors on August 21, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Form 20-F for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” Shell Company Report on Form 20-F.

/s/ Marcum LLP

Marcum LLP

East Hanover, NJ

August 21, 2024